EXHIBIT 21

List of Subsidiaries

Par Pharmaceutical Companies, Inc.

Entity	Jurisdiction of Organization	Percentage of Voting Securities Owned by Its Immediate Parent
Par Pharmaceutical, Inc.	Delaware	100%
Kali Laboratories, Inc.	New Jersey	100%

Par Pharmaceutical, Inc.

Entity	Jurisdiction of Organization	Percentage of Voting Securities Owned by Its Immediate Parent
Par, Inc.	Delaware	100%
Anchen Incorporated	Delaware	100%
Par Formulations Private Limited	India	99.999%

Par, Inc.

Entity	Jurisdiction of Organization	Percentage of Voting Securities Owned by Its Immediate Parent
Par Formulations Private Limited	India	0.001%

Anchen Incorporated

Entity	Jurisdiction of Organization	Percentage of Voting Securities Owned by Its Immediate Parent
Anchen Pharmaceuticals, Inc.	California	100%